CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Offering Price	Amount of Registration Fee (1)
Common Stock, $0.10 par value	$140,000,000	$9,982

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, and previously paid in connection with unsold securities registered by the registrant on Registration Statement on Form S-3, File No. 333-117655, filed July 26, 2004.

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(to Prospectus dated April 10, 2008)	Registration No. 333-150183

$140,000,000

OMEGA HEALTHCARE INVESTORS, INC.
Common Stock

We have entered into separate equity distribution agreements with each of Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Stifel, Nicolaus & Company, Incorporated, and UBS Securities LLC, which we refer to individually as a “sales agent” and collectively as the “sales agents,” relating to shares of our common stock, par value $0.10 per share, offered by this prospectus supplement and the accompanying prospectus.  In accordance with the terms of each equity distribution agreement, we may offer and sell shares of our common stock having an aggregate gross sales price of up to $140,000,000 from time to time through or to the sales agents.  Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange, or NYSE, or otherwise at market prices prevailing at the time of sale or negotiated transactions, or as otherwise agreed with the applicable sales agent.  We will pay each sales agent compensation for sales of the shares equal to 2% of the gross sales price per share of shares sold through such sales agent under the applicable equity distribution agreement.

Under the terms of the equity distribution agreements, we also may sell shares to each of Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Stifel, Nicolaus & Company, Incorporated, and UBS Securities LLC, as principal for its own respective account, at a price agreed upon at the time of sale.  If we sell shares to Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Stifel, Nicolaus & Company, Incorporated, and UBS Securities LLC, as principal, we will enter into a separate terms agreement with Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Stifel, Nicolaus & Company, Incorporated, and UBS Securities LLC, as applicable, setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

No sales agent is required to sell any specific number or dollar amount of shares, but, subject to the terms and conditions of the equity distribution agreements and unless otherwise agreed by the sales agents and us, each sales agent will use its commercially reasonable efforts to sell the shares offered by this prospectus supplement and the accompanying prospectus as our agent.  The offering of common stock pursuant to each equity distribution agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the equity distribution agreements, or (ii) with respect to a particular equity distribution agreement, the termination of that equity distribution agreement by us or the applicable sales agent.

Our common stock is listed on the NYSE under the symbol “OHI.”  On June 24, 2010, the last reported sale price of our common stock on the NYSE was $19.37 per share.

Investing in our common stock involves a high degree of risk.  Before buying any shares of our common stock, you should read the discussion of material risks of investing in our common stock in “Risk factors” beginning on page S-5 of this prospectus supplement and on page 4 of the attached prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated herein by reference, and any risk factors set forth in our other filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), or 15(d) of the Securities Exchange Act of 1934, as amended, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Credit Agricole CIB	Deutsche Bank Securities	Jefferies & Company

RBS	Stifel Nicolaus	UBS Investment Bank
____________________

The date of this prospectus supplement is June 25, 2010.

S-ii

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you.  We have not, and the sales agents have not, authorized anyone to provide additional information or information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus.”  If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation.  Neither the delivery of this prospectus supplement nor the sale of shares of common stock means that information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus” is correct after their respective dates.  These documents do not constitute an offer to sell or solicitation of any offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

This document is in two parts.  The first part is the prospectus supplement, which describes the terms of this offering and adds to and updates information contained in the accompanying prospectus.  The second part, the prospectus, provides more general information, some of which may not apply to this offering.  Generally, when we refer to this prospectus, we are referring to both parts of this document combined.  To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information contained in this prospectus supplement.

In this prospectus supplement, unless otherwise expressly stated or the context otherwise requires, the terms “Omega,” “we,” “company,” “us,” and “our” refer to Omega Healthcare Investors, Inc. and its subsidiaries.

S-iii

Prospectus supplement summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus.  This summary does not contain all of the information that you should consider before making an investment decision.  You should read carefully this entire prospectus supplement and the accompanying prospectus, including the matters discussed in “Risk factors” in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission, or SEC, and the financial data and related notes and the reports incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

COMPANY OVERVIEW

We were incorporated in the State of Maryland on March 31, 1992.  We are a self-administered real estate investment trust, or REIT, investing in income-producing healthcare facilities, principally long-term care facilities located in the United States.  We provide lease or mortgage financing to qualified operators of skilled nursing facilities, which we refer to as SNFs, and, to a lesser extent, assisted living facilities, independent living facilities, and rehabilitation and acute care facilities.

Our portfolio of investments at March 31, 2010, consisted of 295 healthcare facilities, located in 32 states and operated by 35 third-party operators. Our gross investment in these facilities totaled approximately $1.8 billion at March 31, 2010, with approximately 99% of our real estate investments related to long-term healthcare facilities. This portfolio is made up of (i) 269 SNFs, (ii) seven assisted living facilities, (iii) five specialty facilities, (iv) fixed rate mortgages on 10 SNFs, (v) two SNFs that are owned and operated and (vi) two SNFs that are currently held for sale. At March 31, 2010, we also held other investments of approximately $46.8 million, consisting primarily of secured loans to third-party operators of our facilities.

Our filings with the SEC including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports are accessible free of charge on our website at http://www.omegahealthcare.com.  Information on our website does not constitute part of this prospectus supplement.

RECENT DEVELOPMENTS

On June 9, 2010, we completed the acquisition of certain subsidiaries of CapitalSource Inc. owning 63 long-term care facilities for approximately $293 million in cash.  The 63 facilities represent 6,607 available beds located in 19 states and are part of 30 in-place triple net leases among 18 operators.

We have also agreed to acquire 40 additional facilities from CapitalSource Inc., subject to customary closing conditions. We expect the closing to occur on or around June 29, 2010, and there can be no assurance as to when or whether such transaction will be consummated.

On June 10, 2010, we amended and restated our charter to revise various provisions regarding REIT ownership limits to protect our status as a qualified REIT, and to otherwise modernize our charter based on recent developments in REIT law and industry practice. The amendments are described in our definitive proxy statement for the Annual Meeting of Stockholders held on June 9, 2010.  The amended and restated charter was approved by our stockholders at the Annual Meeting of Stockholders held on June 9, 2010.

On April 13, 2010, we entered into a new $320 million revolving senior secured credit facility, with Banc of America Securities LLC as Joint Lead Arranger and Sole Book Manager; Deutsche Bank Trust Company Americas as Joint Lead Arranger and Co-Syndication Agent; UBS Securities LLC as Co-Syndication Agent; Bank of America, N.A. as Administrative Agent; and General Electric Capital Corporation, Credit Agricole Corporate and Investment Bank, Jefferies Group, Inc., RBS Citizens, N.A., and Stifel Bank & Trust as Managing Agents.

CORPORATE INFORMATION

Our principal executive offices are located at 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030, and our telephone number is (410) 427-1700.  Additional information regarding our company is set forth in documents on file with the SEC and incorporated by reference in this prospectus supplement.  See “Incorporation of certain information by reference” and “Where you can find more information.”

THE OFFERING

Issuer	Omega Healthcare Investors, Inc.

New York Stock Exchange symbol	OHI

Common stock we are offering	Shares having an aggregate gross sales price of up to $140,000,000.

Manner of offering
Commercially reasonable efforts, “at-the-market” offering that may be made from time to time through Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Stifel, Nicolaus & Company, Incorporated, and UBS Securities LLC, as sales agents.  See “Plan of distribution.”

Use of proceeds
We intend to use the net proceeds from the sale of the shares that we may offer under this prospectus supplement and the accompanying prospectus, after deducting commissions and estimated offering expenses, for working capital and general corporate purposes.  Pending the application of such proceeds, we intend to invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.  See “Use of proceeds.”

Risk factors
You should carefully consider the information set forth in the sections of this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 entitled “Risk factors” as well as other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock.

Cautionary language regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  All statements other than statements of historical facts included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may constitute forward-looking statements.  These statements relate to our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements other than statements of historical facts.  In some cases, you can identify forward-looking statements by the use of forward-looking terminology including, but not limited to, terms such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof.  These statements are based on information available on the date of this filing and only speak as to the date hereof and no obligation to update such forward-looking statements should be assumed.  Our actual results may differ materially from those reflected in the forward-looking statements contained herein as a result of a variety of factors, including, among other things:

➢
those items discussed under “Risk factors” in this prospectus supplement, the accompanying prospectus, in Item 1A to our annual report on Form 10-K for the year ended December 31, 2009 and as supplemented from time-to-time in Part II, Item 1A to our quarterly reports on Form 10-Q;

➢	uncertainties relating to the business operations of the operators of our assets, including those relating to reimbursement by third party payors, regulatory matters and occupancy levels;

➢
the ability of any operators in bankruptcy to reject unexpired lease obligations, modify the terms of our mortgages and impede our ability to collect unpaid rent or interest during the process of a bankruptcy proceeding and retain security deposits for the debtors’ obligations;

➢	our ability to sell closed or foreclosed assets on a timely basis and on terms that allow us to realize the carrying value of these assets;

➢	our ability to manage, re-lease or sell any owned and operated facilities;

➢	the availability and cost of capital;

➢	competition in the financing of healthcare facilities;

➢	regulatory and other changes in the healthcare sector;

➢	the effect of economic and market conditions generally and, particularly, in the healthcare industry;

➢	changes in the financial position of our operators;

➢	changes in interest rates;

➢	the amount and yield of any additional investments;

➢	changes in tax laws and regulations affecting real estate investment trusts;

➢	our ability to maintain our status as a real estate investment trust; and

➢	changes in our credit ratings and the ratings of our debt and preferred securities.

Cautionary language regarding forward-looking statements

Any subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above, as well as the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus.  Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements incorporated by reference in this prospectus supplement and the accompanying prospectus to reflect future events or developments.

Risk factors

An investment in our common stock is subject to risk.  Our business, financial condition and results of operations could be materially adversely affected by any of these risks.  The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.  Before you decide to invest in our common stock, you should carefully consider the risks described  below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and in our subsequent reports on Form 10-Q, as such risks may be amended, updated or modified periodically in our reports filed with the SEC, as well as the other information included in and incorporated by reference in this prospectus supplement and the accompanying prospectus.

The market value of our common stock could be substantially affected by various factors.

Market volatility may adversely affect the market price of our common stock. As with other publically traded securities, the share price of our common stock depends on many factors, which may change from time to time, including:

●	the market for similar securities issued by REITs;
●	changes in estimates by analysts;
●	our ability to meet analysts’ estimates;
●	prevailing interest rates;
●	our credit rating;
●	general economic and market conditions; and
●	our financial condition, performance and prospects.

Our issuance of additional capital stock, warrants or debt securities, whether or not convertible, may reduce the market price for our outstanding securities, including our common stock, and dilute the ownership interests of existing stockholders.

We cannot predict the effect, if any, that future sales of our capital stock, warrants or debt securities, including pursuant to the equity distribution agreements, or the availability of our securities for future sale, will have on the market price of our securities, including our common stock. Sales of substantial amounts of our common stock or preferred shares, warrants or debt securities convertible into or exercisable or exchangeable for common stock in the public market, or the perception that such sales might occur, could negatively impact the market price of our common stock and the terms upon which we may obtain additional equity financing in the future. The issuance of any additional shares of our common stock or securities convertible into or exchangeable for common stock or that represent the right to receive common stock, or the exercise of such securities, could be substantially dilutive to holders of our common stock, including purchasers of common stock in this offering.

In addition, we may issue additional capital stock in the future to raise capital or as a result of the following:

●
the issuance and exercise of options to purchase our common stock or other equity awards under remuneration plans (we may also issue equity to our employees in lieu of cash bonuses or to our directors in lieu of director’s fees);

●	the issuance of shares pursuant to our dividend reinvestment and direct stock purchase plan;
●	the issuance of debt securities exchangeable for our common stock;
●	the exercise of warrants we may issue in the future;
●	lenders sometimes ask for warrants or other rights to acquire shares in connection with providing financing, and we cannot assure you that our lenders will not request such rights; and
●	the sales of securities convertible into our common stock could dilute the interests of existing common stockholders.

There are no assurances of our ability to pay dividends in the future.

Our ability to pay dividends may be adversely affected if any of the risks described herein were to occur. Our payment of dividends is subject to compliance with restrictions contained in our credit agreements, the indentures governing our senior notes and our preferred stock. All dividends will be paid at the discretion of our Board of Directors and will depend upon our earnings, our financial condition, maintenance of our REIT status and such other factors as our Board of Directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future. In addition, our dividends in the past have included, and may in the future include, a return of capital.

Holders of our outstanding preferred stock have liquidation and other rights that are senior to the rights of the holders of our common stock.

Our Board of Directors has the authority to designate and issue preferred stock that may have dividend, liquidation and other rights that are senior to those of our common stock. As of June 23, 2010, 4,339,500 shares of our 8.375% Series D cumulative redeemable preferred stock, or our Series D Preferred Stock, were issued and outstanding. The aggregate liquidation preference with respect to the outstanding Series D Preferred Stock is approximately $108.5 million, and annual dividends on our outstanding Series D Preferred Stock were approximately $9.1 million as of June 23, 2010. Holders of our Series D Preferred Stock are generally entitled to cumulative dividends before any dividends may be declared or set aside on our common stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common stock, holders of our Series D Preferred Stock are entitled to receive a liquidation preference of $25 per share, plus any accrued and unpaid distributions. This preference will reduce the remaining amount of our assets, if any, available to distribute to holders of our common stock. In addition, holders of our Series D Preferred Stock have the right to elect two additional directors to our Board of Directors if six quarterly preferred dividends are in arrears. If this were to occur, the holders of our Series D Preferred Stock would have significant control over our affairs, and their interests may differ from those of our other stockholders.

Legislative or regulatory action could adversely affect purchasers of our common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in our common stock. Changes are likely to continue to occur in the future, and we cannot assure you that any of these changes will not adversely affect our stockholder’s stock. Any of these changes could have an adverse effect on an investment in our common stock or on market value or resale potential of our common stock. Stockholders are urged to consult with their own tax advisor with respect to the impact that recent legislation may have on their investment and the status of legislative, regulatory or administrative developments and proposals and their potential effect on their investment in our common stock.

Use of proceeds

We intend to use the net proceeds from the sale of the shares that we may offer under this prospectus supplement and the accompanying prospectus, after deducting commissions and estimated offering expenses, for working capital and general corporate purposes.

Pending the application of such proceeds, we intend to invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

Additional federal income tax considerations

The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department.  Since April 10, 2008, the date of the Prospectus, the Housing and Economic Recovery Tax Act of 2008, or the 2008 Act, and the Hiring Incentives to Restore Employment Act of 2009, or the 2009 Act, were enacted into law, both of which contain provisions that potentially impact the taxation of REITs and/or their shareholders.  The 2008 Act’s sections that affect the REIT provisions of the Internal Revenue Code of 1986, as amended, or the Code, are generally effective for taxable years beginning after the 2008 Act’s date of enactment, and for us will generally mean that the new provisions apply from and after January 1, 2009, except as otherwise indicated below.

Among others, the 2008 Act made the following changes to, or clarifications of, the REIT provisions of the Code that could be relevant for us:

➢
Taxable REIT Subsidiaries.  The limit on the value of taxable REIT subsidiaries’ securities held by a REIT has been increased from 20% to 25% of the total value of such REIT’s assets.  See “Certain Federal Income Tax Considerations – Taxation of Omega – Asset Tests” in the accompanying prospectus.

➢
Rents Received from a Taxable REIT Subsidiary.  The rules allowing certain rental income received by a REIT from its taxable REIT subsidiary to be treated as qualified rents for purposes of the 75% and 95% gross income tests has been extended to include rental income received by a REIT with respect to a lease to its taxable REIT subsidiary of an interest in real property that is a qualified health care property if such property is operated on behalf of such subsidiary by a person who is an eligible independent contractor.

➢
Foreign Currency as Cash.  Foreign currency that is the functional currency of a REIT or a qualified business unit of a REIT and is held for use in the normal course of business of such REIT or qualified business unit will be treated as cash for purposes of the 75% asset test.  The foreign currency must not be derived from dealing, or engaging in substantial and regular trading in securities.  See “Certain Federal Income Tax Considerations – Taxation of Omega – Asset Tests” in the accompanying prospectus.

➢
Foreign Currency Gain.  Under the 2008 Act, real estate foreign exchange gain is not treated as gross income for purposes of the 75% and 95% gross income tests.  Real estate foreign exchange gain includes gain derived from certain qualified business units of the REIT and foreign currency gain attributable to (i) qualifying income under the 75% gross income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property, or (iii) being an obligor on an obligation secured by mortgages on real property or on interests in real property.  In addition, passive foreign exchange gain is not treated as gross income for purposes of the 95% gross income test.  Passive foreign exchange gain includes real estate foreign exchange gain and foreign currency gain attributable to (i) qualifying income under the 95% gross income test, (ii) the acquisition or ownership of obligations, or (iii) being the obligor on obligations and that, in the case of (ii) and (iii), does not fall within the scope of the real estate foreign exchange definition.

➢
Expanded Prohibited Transactions Safe Harbor.  The safe harbor from the prohibited transactions tax for certain sales of real estate assets is expanded by reducing the required minimum holding period from four years to two years.  In addition, the exception from the prohibited transactions rules for sales of property during a taxable year that, in the aggregate, are not in excess of 10% of aggregate adjusted basis was expanded to provide for an alternative test excluding sales of property that, in the aggregate, are not in excess of either 10% of aggregate adjusted basis or 10% of fair market value.  See “Certain Federal Income Tax Considerations –Taxation of Omega – Prohibited Transactions” in the accompanying prospectus.

➢
Hedging Income.  Income from a hedging transaction entered into after July 30, 2008, that complies with identification procedures set out in Treasury regulations and hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets will not constitute gross income for purposes of both the 75% and 95% gross income tests.  See “Certain Federal Income Tax Considerations – Taxation of Omega –Income Tests” in the accompanying prospectus.

➢
Reclassification Authority.  The Secretary of the Treasury is given broad authority to determine whether particular items of gain or income recognized after July 30, 2008, qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

The 2009 Act will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons.  Similarly, after December 31, 2012, dividends in respect of, and gross proceeds from the sale of, our stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury.

Plan of distribution

We have entered into separate equity distribution agreements with each of Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Stifel, Nicolaus & Company, Incorporated, and UBS Securities LLC, which we refer to individually as a “sales agent” and collectively as the “sales agents,” relating to shares of our common stock, par value $0.10 per share, offered by this prospectus supplement and the accompanying prospectus.  Pursuant to the terms of each equity distribution agreement, we may offer and sell shares of our common stock having an aggregate gross sales price of up to $140,000,000 from time to time through or to the sales agents.  Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NYSE or otherwise at market prices prevailing at the time of sale or negotiated transactions or as otherwise agreed with the applicable sales agent.  Our sales agents will not engage in any transactions that stabilize the price of our common stock.  No more than one of the sales agents will sell shares on the same day.  The actual number of shares issued pursuant to the equity distribution agreements may be limited as a result of our available authorized, unissued and unreserved shares of our common stock.

Each sales agent will offer shares of our common stock on a daily basis or as otherwise agreed upon by us and the applicable sales agent.  We will designate the minimum price per share at which the shares may be sold and the maximum amount of shares of common stock to be sold through each sales agent.  Subject to the terms and conditions of the applicable equity distribution agreement, each sales agent has agreed to use its commercially reasonable efforts to sell, on our behalf, all of the designated shares of common stock.  We or the applicable sales agent may suspend the offering of shares of common stock being made through such sales agent under the applicable equity distribution agreement upon proper notice to the other party.  We may instruct any sales agent not to sell shares of common stock if the sales cannot be effected at or above the price designated by us.

We will pay each sales agent compensation for sales of the shares equal to 2% of the gross sales price per share of shares sold through such sales agent under the applicable equity distribution agreement.  The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds from the sale of the shares that we may offer under this prospectus supplement and the accompanying prospectus.  We have agreed to reimburse our sales agents for certain of their expenses in certain circumstances.

Settlement for sales of our common stock will occur, unless we and the applicable sales agent agree otherwise, on the third business day following the date on which any sales were made in return for payment of the net proceeds to us.  There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will deliver to the NYSE copies of this prospectus supplement and the accompanying prospectus pursuant to the rules of the NYSE.  Unless otherwise required, we will report at least quarterly the number of shares of common stock sold through the sales agents under the equity distribution agreements, the net proceeds to us and the compensation paid by us to the sales agents in connection with such sales of shares of common stock.

Under the terms of the equity distribution agreements, we also may sell shares to each of Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Stifel, Nicolaus & Company, Incorporated, and UBS Securities LLC, as principal for its own respective account, at a price agreed upon at the time of sale.  If we sell shares to Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Stifel, Nicolaus & Company, Incorporated, and UBS Securities LLC, as principal, we will enter into a separate terms agreement with Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Stifel, Nicolaus & Company, Incorporated, and UBS Securities LLC, as applicable, setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

In connection with the sale of the common stock on our behalf, each of the sales agents may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to each of the sales agents may be deemed to be underwriting commissions or discounts.  We have agreed in the equity distribution agreements to provide indemnification and contribution to each of the sales agents against certain civil liabilities, including liabilities under the Securities Act.  The sales agents may engage in transactions with, or perform other services for, us in the ordinary course of business.

If any sales agent or we have reason to believe that our common stock is no longer an “actively-traded security” as defined under Rule 101(c)(1) of Regulation M under the Exchange Act, that party will promptly notify the other parties and sales of common stock under the equity distribution agreements and any terms agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of the sales agents and us.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate gross sales price of the securities that we may offer under this prospectus supplement and the accompanying prospectus.

The offering of common stock pursuant to each equity distribution agreement will terminate upon the earlier of (1) the sale of all shares of common stock subject to the equity distribution agreements, or (ii) with respect to a particular equity distribution agreement, the termination of that equity distribution agreement by us and/or the applicable sales agent.

Affiliations

The sales agents or affiliates or their predecessors have, from time to time, provided commercial banking, investment banking and other financial advisory services to us, for which they have received customary fees.  Affiliates of Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Stifel, Nicolaus & Company, Incorporated, and UBS Securities LLC are lenders under our existing credit facility.

Legal matters

The validity of the common stock being offered by this prospectus supplement and the accompanying prospectus have been passed upon for us by Bryan Cave LLP, Atlanta, Georgia.  Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York is counsel for each of Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Jefferies & Company, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Stifel, Nicolaus & Company, Incorporated, and UBS Securities LLC in connection with this offering.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement.  Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” the information we file with the SEC into this prospectus supplement, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC.  The information that we incorporate by reference is considered a part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement.  This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (File No. 001-11316) as well as any filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering, other than information in these documents that is not deemed to be filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2009;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

●	the description of our common stock contained in our Registration Statement on Form 8-A, filed on August 4, 2002, and any amendments or reports filed for the purpose of updating that description;

●	our Definitive Proxy Statement on Schedule 14A for the 2010 Annual Meeting of Stockholders; and

●	our Current Reports* on Forms 8-K and 8-K/A filed January 15, 2010, February 4, 2010, February 10, 2010, March 31, 2010, April 16, 2010, April 20, 2010, May 7, 2010 and June 14, 2010.

*
We are not incorporating and will not incorporate by reference into this prospectus past or future information or reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

These documents contain important information about our financial condition.  You may obtain copies of any documents incorporated by reference in this prospectus from us, from the SEC or from the SEC’s website as described below.  Documents incorporated by reference are available from us without charge, excluding exhibits thereto, unless we have specifically incorporated by reference such exhibits in this prospectus.  Any person, including any beneficial owner, to whom this prospectus is delivered, may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them from us in writing or by telephone at Omega Healthcare Investors, Inc., Attention: Chief Financial Officer, 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030, telephone number (410) 427-1700.  You may also access our SEC filings free of charge on our website at http://www.omegahealthcare.com, under the tab entitled “SEC Filings.”

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.  Our SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov, as well as on our website at http://www.omegahealthcare.com.  You may inspect information that we file with the NYSE at the offices of the NYSE at 20 Broad Street, New York, New York 10005.  Information on our website is not incorporated by reference in this prospectus supplement and the accompanying prospectus and our web address is included as an inactive textual reference only.

We have filed with the SEC a registration statement on Form S-3, referred to in this prospectus supplement as the registration statement, to register the shares of common stock offered by this prospectus supplement.  This prospectus supplement is a part of the registration statement.  This prospectus supplement does not include all of the information contained in the registration statement.  For further information about us and the securities offered in this prospectus supplement, you should review the registration statement.  You can inspect or obtain a copy of the registration statement as described in the preceding paragraph.